Exhibit 10.2.10

SEPARATION AND RELEASE AGREEMENT

I, Carol Diraimo, whose address is 4117 NE Courtney Dr, Lees Summit, MO 64064, understand that my employment with the Company and/or any past or present subsidiary, affiliate, predecessor, or successor, (Collectively referred to herein as “Company”) will terminate August 16, 2019 (“Termination Date”). This Separation and Release Agreement (Agreement) is entered into in connection with my termination.

Company Offer. In connection with my termination, the Company has offered to pay me no less than $368,077 (less required payroll deductions and any other offsets for money I owe the Company) (“Separation Payment”) and COBRA medical coverage premiums equal to a current value of $9,898.45.  In order to receive this Separation Payment, the Requirements to Accept Offer described below must be fulfilled.  If the Requirements to Accept Offer are not fulfilled, the Company Offer automatically terminates.  This payment is in addition to wages due to me for work performed and will be paid to me as consideration for my settlement, release and discharge of any and all known or unknown claims as described below.

Waiting Period and Revocation. I received this Agreement on August 2, 2019 and have been given a forty-five (45) day waiting period to consider whether to sign it. I understand that even if I sign and return this Agreement, I can still revoke this Agreement within seven (7) days after it is returned to the Company (Revocation Period) and this Agreement will not become effective or enforceable until the Revocation Period has expired.

I understand and agree that I:

1.	Have carefully read and fully understands all of the provisions of this Agreement;

2.	Am, through this Agreement, releasing the Company from any and all claims I may have against it to date under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);

3.	Knowingly and voluntarily agree to all of the terms set forth in this Agreement;

4.	Knowingly and voluntarily intend to be legally bound by the same;

5.	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of my choice prior to executing this Agreement; and,

6.	Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621, et seq.) that may arise after the date this Agreement is executed are not waived.

Requirements to Accept Offer. In order to accept the Company Offer I must:

(a)    sign this Agreement and return it to the Company by either:

(i)    hand-delivering the Agreement to Melissa Corrigan, 9330 Balboa Avenue, San Diego, CA 92123 not later than close of business on September 16, 2019; or

(ii)    mailing or sending the Agreement by overnight service such as Federal Express to:

Melissa Corrigan
Vice President, Human Resources & Total Rewards
9330 Balboa Ave.
San Diego, CA 92123

If mailed, the envelope must be postmarked no later than September 16, 2019, and must be received within a reasonable time thereafter. If overnighted, it must be received no later than September 16, 2019.

(iii)    Faxing the Agreement to Melissa Corrigan at 858-694-1570 no later than September 16, 2019; or

(iv)    Sending the Agreement via Electronic Mail (email) to Melissa Corrigan at Melissa.corrigan@jackinthebox.com no later than September 16, 2019.

(b)    not revoke this Agreement during the seven (7) day Revocation Period.

Time When Payment Will Be Made.  If I fulfill the Requirements to Accept Offer described above, the Separation Payment will be issued to me (via direct deposit or a mailed check, according to my previously designated preferences) within ten (10) days after the Revocation Period has expired or my Termination Date, whichever is later.

Release of Claims. By signing and returning this Agreement to the Company, I hereby settle, release and discharge any and all claims which I have or may have against the Company, and its shareholders, directors, officers, employees and representatives, arising at any time from my employment with the Company and the termination of that employment, including but not limited to all claims arising under any Federal, State, or local laws or regulations pertaining to discrimination on the basis of sex, pregnancy, race, color, marital status, religion, creed, national origin, age, disability, medical condition, or mental condition status or any status protected by any other anti-discrimination laws, including, without limitation, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act, and the California Family Rights Act, whether such claim be based on an action filed by me or by a governmental agency.

Waiver of Notice Requirements under State and Federal WARN Act.  By signing and returning this Agreement to the Company and in further consideration of receipt of my Separation Package, I agree and understand that I am waiving my right to bring any and all claims which I have or may have relating to the minimum advanced notice requirements as set forth under the Federal or State WARN Act.  I also understand and agree that I am waiving my right to receive pay in lieu of notice under the WARN Act.

Unknown Claims. This section shall be governed by California law. I understand that I may have claims of which I may be unaware or unsuspecting which I am giving up by signing this Agreement. I also expressly waive all rights I might have under Section 1542 of the Civil Code of California which reads as follows:

1542. Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Claims Not Affected. It is understood that this settlement, release, and discharge shall in no way affect any claims which I may have by reason of any Social Security, Worker’s Compensation, or Unemployment laws, or any benefits earned during my employment which may be payable to me now or in the future under any of the Benefit and/or Welfare Programs of the Company. I understand that nothing in this Agreement prohibits me from bringing a claim that is my right to bring under state or federal law.

Advice to Consult With Attorney. I have been (i) advised in writing to consult with an attorney, and (ii) given adequate time to thoroughly review and discuss all aspects of this Agreement with my attorney before signing this Agreement and I have thoroughly discussed, or in the alternative have freely elected to waive any further opportunity to discuss, this Agreement with my attorney.

Agreement Knowingly and Voluntarily Executed. I freely and voluntarily entered into this Agreement on my own behalf, in the exercise of my own free act, deed and will, and without any duress or coercion. I understand that in executing this Agreement, it becomes final and conclusive.

Confidentiality. I agree that the terms and conditions of this Release shall remain confidential as between the Company and me and shall not be disclosed to any other person except as provided by law or to my attorney, spouse or significant other, accountant and/or financial advisor. I also agree that during my employment I may have had access to confidential information and trade secrets concerning products, business plans, marketing strategies and other Company information and that I shall keep these matters completely confidential. I understand that nothing in this Agreement prohibits me from disclosing facts or information that I have the right to disclose under state or federal law, including any facts relating to a claim for sexual harassment or discrimination based on sex.

Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA). Notwithstanding any provisions in this agreement or the Company policy applicable to the unauthorized use or disclosure of trade secrets, I am hereby notified that, pursuant to Section 7 of the DTSA, I cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  I also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Reporting to Governmental Agencies. Nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

No Admission of Wrongdoing by the Company. The Company expressly denies any violation of any federal, state or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by the Company of any violation of any federal, state or local law, or of any liability whatsoever. I am unaware of any claims against (or wrongdoing by) the Company.

Interpretation of Agreement. If any provision of this Agreement is held to be contrary to applicable law, it shall be modified or disregarded as necessary and the remainder of the Agreement will remain in full force and effect. A facsimile, copy or electronic mail (scanned PDF) of this Agreement shall be deemed an original.

I have read and understand all of the provisions of this Agreement and I voluntarily enter into this Agreement by signing it on August 4, 2019.

/S/ Cecelia M. Ball	/S/ Carol Anne Diraimo
Witness Signature	Carol Diraimo